CONTACT: Whirlpool Corporation

Media: Tom Kline, 269/923-3738 thomas_e_kline@whirlpool.com

Financial: Thomas Filstrup, 269/923-3189

thomas_c_filstrup@whirlpool.com

WHIRLPOOL CORP. REPORTS 1st QUARTER RESULTS;

EARNINGS IN LINE WITH EXPECTATIONS

BENTON HARBOR, Mich., April 21, 2003—Whirlpool Corporation (NYSE:WHR) today announced first-quarter 2003 results that were in line with expectations.

Net earnings of $91 million, or $1.32 per diluted share, compared to a net loss of $529 million, or $7.63 per diluted share, in the same period last year. The first-quarter loss in 2002 included one-time charges totaling $8.95 per diluted share for goodwill impairment (relating to a change in accounting principle) and restructuring activities.

First-quarter net sales of $2.7 billion increased 6 percent from the same period last year. Excluding consolidated sales from the company’s 2002 acquisitions—Polar S.A. of Poland and Vitromatic S.A. de C.V. of Mexico—net sales increased 2 percent.

“Our businesses delivered a solid performance for the quarter, despite uncertainty in global markets and generally weak industry demand,” said David R. Whitwam, Whirlpool Corporation’s chairman and chief executive officer. “Our operations significantly improved productivity and lowered costs, which helped partially offset year-over-year increases in pension, healthcare, energy and material costs. Benefits from restructuring also contributed to the earnings performance.”

First-Quarter Global Highlights

•	Net earnings per diluted share of $1.32 were in line with expectations.

•	Whirlpool North America posted record first-quarter sales.

•	Whirlpool Europe and Whirlpool Latin America recorded solid operating profit gains in challenging environments.

•	Whirlpool opened a new technology center in Pondicherry, India, in January. The center is part of the company’s global product development effort.

•	Reader’s Digest (Europe) recognized the Whirlpool brand as the most trusted home appliance brand in France, Slovakia and Hungary.

•	The Whirlpool brand Family Studio was introduced at the International Builders Show in Las Vegas. Family Studio includes a suite of innovative Whirlpool brand fabric care products, including the Duet® washer and dryer pair, Personal Valet® clothes vitalizing system, SinkSpa™ jetted clothes washing sink, and DryAire™ drying cabinet.

•	Whirlpool Corporation recently earned an honorable mention in the Div2000.com annual listing of the United States’ top 50 organizations for multicultural business opportunities. Fifteen thousand women- and minority-owned businesses selected the winners. Div2000.com is a business resource portal.

First-Quarter Region Review

Whirlpool North America’s sales of $1.8 billion increased 5 percent from the prior year record period. Excluding Whirlpool Mexico, sales were up slightly. Operating profit declined 12 percent, due primarily to year-over-year increases in pension and employee-related healthcare costs. The company is currently evaluating additional measures to reduce the impact of these significant year-over-year cost increases. Savings from productivity improvements and restructuring partially offset the decline.

U.S. industry unit shipments of major appliances (T7) declined nearly 2 percent from the prior year period. Based on current economic conditions, the company now expects full-year industry shipments to be flat compared to last year’s level. The company had previously forecast an industry increase of 2 percent.

During the quarter, continued strong demand for the Whirlpool brand Duet® washer and dryer pair strengthened the company’s leadership in the high-efficiency laundry segment. Home Magazine selected the KitchenAid brand briva™ in-sink dishwasher as one of 12 winners of the publication’s 2003 Kitchen and Bath Awards for ingenious performance innovation and artisan-inspired design.

Whirlpool Europe’s sales of $564 million increased 19 percent from the prior year period. (Excluding currency translations, sales decreased 1.8 percent.) The results reflect a solid performance in a challenging market where industry unit shipments declined by approximately 3 percent. Despite weak economic growth and low consumer confidence that negatively affected industry demand and pricing, operating profit doubled from the prior year period. Cost savings from improved total cost productivity and the benefits of restructuring contributed to the improvement.

Based on current economic conditions, the company now expects full-year industry shipments to decline 3 percent from last year’s level. The company had previously forecast an industry decline of 1-to-2 percent.

During the quarter, the Whirlpool brand Dreamspace™ washer—Whirlpool Europe’s version of Duet®—received top honors in comparison tests conducted by two leading consumer magazines in France.

Whirlpool Latin America’s sales of $306 million decreased 8 percent from the prior year period. (Excluding currency translations, sales increased 26 percent.) Market demand in Brazil declined 12 percent, while Whirlpool’s unit shipments increased by 6 percent. Exports of major appliances through Whirlpool’s global distribution network increased significantly. Despite the challenging external environment and lower tax credits, operating profit margin improved by 1.3 percentage points from the prior year period. The improvement was driven by product price increases and cost savings from productivity and restructuring efforts.

Based on current economic conditions, the company now expects full-year industry unit shipments to decline 3-to-5 percent from last year’s level. The company had previously forecast flat industry shipments.

During the quarter, Brastemp brand introduced the Direct Cool™ refrigerator. Consul brand received the “Best in Refrigerators” award from the Brazilian Institute of Public Opinion and Statistics.

Whirlpool Asia’s sales of $92 million improved 8 percent from the prior year period. (Excluding currency translations, sales improved 4 percent.) The success of new product introductions helped drive the sales improvement throughout the region. India and China continued to record market share growth. Operating profit was moderately affected by price pressures and material cost increases.

Based on current economic conditions, the company continues to expect full-year industry shipments to be flat to slightly up from last year’s level.

More than 30 new product models were introduced during the quarter, including Whirlpool brand’s Direct Cool™ refrigerators with the Fast Forward Ice™ feature and a complete product range of refrigerators, clothes washers and microwave ovens.

Outlook

“We continue to see uncertain economic and geopolitical environments in most markets in which we operate,” said Whitwam. “In this environment, Whirlpool operations will maintain the emphasis on productivity and other cost saving efforts as our global brands continue their rapid rate of innovative product introductions to consumers worldwide. In addition, we are evaluating measures to reduce the impact from year-over-year increases in pension and employee-related healthcare costs.”

Whitwam added: “Based on our revised industry outlook for Whirlpool’s key markets around the world, we are revising full-year earnings-per-share guidance to $5.90-$6.10.”

The company had previously forecast full-year earnings per share of $6.20 to $6.40. Additional operating segment information is available in the “Investors” section of www.whirlpoolcorp.com. At 9:30 a.m. (EDT) Monday, April 21, 2003, the company will be hosting a conference call, which can be heard by visiting www.whirlpoolcorp.com and clicking on the “Investors” button and then the “Conference Call Audio” menu item.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $11 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2003 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company’s most recently filed Form 10-Q and/or Form 10-K.

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CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

WHIRLPOOL CORPORATION

FOR THE PERIOD ENDED MARCH 31

(millions of dollars except per share data)

	Three Months Ended
	2003	2002
Net sales	$2,716	$2,574
EXPENSES:
Cost of products sold	2,094	1,982
Selling, general and administrative	433	407
Restructuring costs	—	1

	2,527	2,390

OPERATING REPORT	189	184
OTHER INCOME (EXPENSE):
Interest and sundry income (expense)	(9)	(20)
Interest expense	(35)	(34)

EARNINGS BEFORE INCOME TAXES AND OTHER ITEMS	145	130
Income taxes	52	45

EARNINGS BEFORE MINORITY INTERESTS	93	85
Minority interests	(2)	(1)

EARNINGS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	91	84
Cumulative effect of change in accounting principle, net of tax	—	(613)

NET EARNINGS (LOSS)	$91	$(529)

Per share of common stock:
Basic earnings before cumulative effect of change in accounting principle	$1.33	$1.25
Cumulative effect of change in accounting principle, net of tax	—	(9.11)

Basic net earnings (loss)	$1.33	$(7.86)
Diluted earnings before cumulative effect of change in accounting principle	$1.32	$1.21
Cumulative effect of change in accounting principle, net of tax	—	(8.84)

Diluted net earnings (loss)	$1.32	$(7.63)
Dividends declared	$.34	$.34

CONSOLIDATED BALANCE SHEETS

WHIRLPOOL CORPORATION

(millions of dollars)

	(Unaudited) March 31, 2003	December 31 2002
ASSETS

CURRENT ASSETS
Cash and equivalents	$157	$192
Trade receivables, less allowances (2003: $91; 2002: $94)	1,813	1,781
Inventories	1,302	1,089
Prepaid expenses	74	64
Deferred income taxes	139	83
Other current assets	126	118

Total Current Assets	3,611	3,327

OTHER ASSETS
Investment in affiliated companies	7	7
Goodwill, net	161	161
Other intangibles, net	181	182
Deferred income taxes	341	437
Prepaid pension costs	43	43
Other	138	136

	871	966

PROPERTY, PLANT AND EQUIPMENT
Land	88	87
Buildings	973	954
Machinery and equipment	4,883	4,793
Accumulated depreciation	(3,632)	(3,496)

	2,312	2,338

Total Assets	$6,794	$6,631

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable	$696	$221
Accounts payable	1,600	1,631
Employee compensation	218	273
Deferred income taxes	68	100
Accrued expenses	591	664
Restructuring costs	103	122
Other current liabilities	232	283
Current maturities of long-term debt	14	211

Total Current Liabilities	3,522	3,505

OTHER LIABILITIES
Deferred income taxes	135	117
Pension benefits	374	358
Postemployment benefits	495	487
Product warranty	58	57
Other liabilities	196	198
Long-term debt	1,091	1,092

	2,349	2,309

MINORITY INTERESTS	82	78

STOCKHOLDERS’ EQUITY
Common stock, $1 par value:	87	87
Shares authorized—250 million
Shares issued—87.2 million (2003); 87.1 million (2002)
Shares outstanding—68.6 million (2003); 68.2 million (2002)
Paid-in capital	587	582
Retained earnings	2,053	1,985
Accumulated other comprehensive income (loss)	(986)	(999)
Treasury stock—18.6 million (2003); 18.9 million (2002)	(900)	(916)

Total Stockholders’ Equity	841	739

Total Liabilities and Stockholders’ Equity	$6,794	$6,631

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

WHIRLPOOL CORPORATION

FOR THE THREE MONTHS ENDED MARCH 31

(millions of dollars)

	2003	2002
OPERATING ACTIVITIES
Net earnings (loss)	$91	$(529)
Adjustments to reconcile net earnings (loss) to net cash flows used in operating activities:
Cumulative effect of a change in accounting principle	—	613
Loss on disposition of assets	7	3
Depreciation and amortization	108	93
Changes in assets and liabilities:
Trade receivables	(14)	(125)
Inventories	(199)	(102)
Accounts payable	(60)	(70)
Product recalls	—	(146)
Restructuring charges, net of cash paid	(23)	(12)
Taxes deferred and payable, net	(26)	68
Tax paid on cross currency interest rate swap gain	—	(86)
Other—net	(113)	(57)

Cash Used In Operating Activities	$(229)	$(350)

INVESTING ACTIVITIES
Capital expenditures	$(58)	$(54)

Cash Used In Investing Activities	$(58)	$(54)

FINANCING ACTIVITIES
Net proceeds of short-term borrowings	$477	$320
Proceeds of long-term debt	8	10
Repayments of long-term debt	(206)	(54)
Dividends paid	(23)	(23)
Purchase of treasury stock	—	(46)
Other	(6)	25

Cash Provided By Financing Activities	$250	$232

Effect of Exchange Rate Changes on Cash and Equivalents	$2	$(6)

Decrease in Cash and Equivalents	$(35)	$(178)
Cash and Equivalents at Beginning of Period	192	316

Cash and Equivalents at End of Period	$157	$138

SUPPLEMENTAL INFORMATION—FREE CASH FLOW:
Cash Used In Operating Activities	$(229)	$(350)
Capital expenditures	(58)	(54)
Dividends paid	(23)	(23)

Free cash flow	$(310)	$(427)

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